Exhibit 99.1

FOR RELEASE:	August 31, 2016

Mark Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP ANNOUNCES STOCK REPURCHASE PLAN

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, announced today that its Board of Directors has authorized a share repurchase plan under which the Company may repurchase up to 581,518 shares of common stock.

President and Chief Executive Officer William L. Hedgepeth II stated, “We are pleased that the Company’s historical financial performance and well capitalized status enable us to return value to our shareholders through this share repurchase plan. We are focused on creating shareholder value over the long term and our Board of Directors and management team believe that the Company's shares are an attractive investment opportunity.”

Repurchases may be made from time to time on the open market or through privately negotiated transactions. The Company’s repurchase plan has no time limit and may be suspended for periods or discontinued at any time.  Any shares acquired will be cancelled and become authorized but unissued shares, available for future issuance. The Company had 11,630,373 shares of common stock issued and outstanding as of August 25, 2016.

Select Bank has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).